INDEX TO EXHIBITS


10.1 Letter Severance Agreement dated February 20, 1996, between the Company and an executive officer.

15.1 Letter of Independent Accountants regarding Awareness of Incorporation by Reference.

27.1 Financial Data Schedule. (Exhibit 27.1 is being submitted as an exhibit only in the electronic format of this Quarterly Report on Form 10-Q being submitted to the Securities and Exchange Commission. Exhibit 27.1 shall not be deemed filed for purposes of Section 11 of the Securities Act of 1933, Section 18 of the Securities Exchange Act of 1934 or Section 323 of the Trust Indenture Act, or otherwise be subject to the liabilities of such sections, nor shall it be deemed a part of any registration statement to which it relates.)

99.1 Amended and Restated Credit Agreement among Global Marine Inc., Various Lending Institutions, Bankers Trust Company as Administrative Agent, Societe Generale as Managing Agent, and Christiania Bank OG Kreditkasse ASA New York Branch, Credit Lyonnais New York Branch, and the Bank of Nova Scotia as Co-Agents, Amended and Restated as of July 15, 1997.

99.2 Ratification Agreement dated July 15, 1997, by the Guarantor Subsidiaries in Favor of Bankers Trust Company as Administrative Agent.